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                                                                  EXHIBIT 23.06


                                 [LETTERHEAD]


        CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



                                 May 19, 1995



The Board of Directors
The Hillhaven Corporation
1148 Broadway Plaza, 4th floor
Tacoma, WA 98401-2264

Dear Members of the Board:

We hereby consent to the use of our opinion letter dated February 27, 1995, to the Board of Directors of The Hillhaven Corporation ("Hillhaven"), included as Annex A to the Prospectus/Information Statement of Nationwide Care, Inc. which forms a part of the Registration Statement on Form S-4 of Hillhaven originally filed on April 14, 1995, with the Securities and Exchange Commission and to the references therein to such opinion under the caption "Background of and Reasons for the Share Exchange-Hillhaven's Reasons for the Share Exchange." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            MERRILL LYNCH, PIERCE, FENNER &
                                                  SMITH INCORPORATED



                                            By  /s/  Richard P. Johnson
                                                ---------------------------
                                                Managing Director